Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On April 14, 2026, Galera Therapeutics, Inc. (“Galera”), Gazelle Parent, Inc. (now known as Obsidian Therapeutics, Inc.) (“Parent”), Obsidian Therapeutics Inc. (now known as Obsidian Therapeutics Sub, Inc.) (“Obsidian”), Onyx MergerSub, Inc. (“Merger Sub 1”) and Gazelle Merger Subsidiary, Inc. (“Merger Sub 2”) entered into the merger agreement, providing for (1) the merger of Merger Sub 1 with and into Obsidian, with Obsidian surviving the Obsidian merger as the surviving corporation and a wholly-owned subsidiary of Parent and (2) immediately following the effective time of the Obsidian merger, the merger of Merger Sub 2 with and into Galera, with Galera surviving the Galera merger as the surviving corporation and a wholly-owned subsidiary of Parent.

Also on April 14, 2026, Galera entered into the Securities Purchase Agreement with certain investors, pursuant to which Galera has agreed to sell, and such investors have agreed to purchase, shares of Galera’s Series C preferred stock for an aggregate purchase price of approximately $350.0 million (less any proceeds received by Obsidian in connection with a Permitted Obsidian Bridge Financing) (the "Concurrent PIPE Financing"), prior to the closing of the mergers. The closing of the Concurrent PIPE Financing was completed July 31, 2026.

On August 3, 2026, the Merger was completed pursuant to which (a) Merger Sub 1 merged with and into Obsidian, pursuant to the provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with Obsidian as the surviving entity (the “Obsidian Merger”) and (b) immediately following the Obsidian Merger, Merger Sub 2 merged with and into Galera, pursuant to the DGCL, with Galera as the surviving entity (the “Galera Merger”, and together with the Obsidian Merger, the “Mergers”).

The merger agreement provided that, (1) prior to the effective time of the Galera Merger, all of the outstanding shares of Galera preferred stock, as well as the Galera pre-funded warrants, will be converted into Galera common stock and (2) prior to the effective time of the Obsidian Merger, all of the outstanding shares of Obsidian preferred stock, as well as the Obsidian Banc of California, Inc. warrants will be converted into Obsidian common stock.

At the Obsidian Merger effective time, each outstanding share of Obsidian common stock (including those resulting from the conversion of the Obsidian preferred stock, the Obsidian Banc of California, Inc. warrants, and Obsidian common stock issued in connection with any interim permitted financings, but excluding dissenting shares and certain excluded shares as described in this Current Report on Form 8-K) was converted into the right to receive a number of shares of Parent common stock calculated as described in the information statement/prospectus filed by Parent on July 2, 2026.

Immediately following the effective time of the Obsidian Merger, at the Galera Merger effective time, each outstanding share of Galera common stock (including those resulting from the conversion of the Galera preferred stock and the Galera pre-funded warrants, but excluding dissenting shares and certain excluded shares as described in this Current Report on Form 8-K) was converted into the right to receive a number of shares of Parent common stock calculated as described in the information statement/prospectus filed by Parent on July 2, 2026.

Galera Reverse Stock Split

On July 12, 2026, Galera effected a one-for-two hundred (1:200) reverse stock split (“Galera Reverse Stock Split”) of Galera’s common stock and have been retroactively applied to the unaudited pro forma condensed combined financial statements for all periods presented.

While Parent is the legal acquirer, Obsidian is deemed to be the accounting acquirer of Galera. The acquisition of Galera is accounted for as an asset acquisition as Galera does not meet the definition of business as defined within Accounting Standard Codification Topic 805, Business Combinations (“ASC 805”) as Galera only has inputs and no substantive processes or outputs at the time of acquisition. The Galera assets acquired are measured based on the estimated fair value of the consideration paid, inclusive of direct transactions costs. The Galera In-Process Research and Development ("IPR&D") acquired was determined to have no alternative future use to the continuing company and was immediately expensed. The unaudited pro forma condensed combined financial information set forth below primarily gives effect to the following:

•
consummation of the Concurrent PIPE Financing immediately prior to the closing;
•
consummation of the merger between Obsidian and Merger Sub 1 at the closing;
•
consummation of the merger between Galera and Merger Sub 2 at the closing;
•
the conversion of Galera common stock and Galera preferred stock into Parent common stock;
•
the conversion of Obsidian common stock and Obsidian preferred stock into Parent common stock; and

•
the application of asset acquisition accounting in connection with the mergers.

At the effective time of the Mergers, Parent issued (or reserved for issuance upon exercise of options assumed in the Mergers) an aggregate of approximately (i) 31,831,595 shares of Parent Common Stock to Legacy Obsidian securityholders, (ii) 777,236 shares of Parent Common Stock to Legacy Galera securityholders, and (iii) 29,164,045 shares of Parent Common Stock to investors in the Concurrent PIPE Financing, resulting in approximately 61,772,876 shares of Parent Common Stock being issued and outstanding immediately following the effective time of the Mergers. Immediately following the effective time of the Mergers, the (i) Legacy Obsidian securityholders owned approximately 51.5% of the outstanding shares of the combined company’s common stock, (ii) Legacy Galera securityholders owned approximately 1.3% of the outstanding shares of the combined company’s common stock and (iii) investors in the Concurrent PIPE Financing owned approximately 47.2% of the combined company’s common stock.

The unaudited pro forma condensed combined balance sheet assumes that the Mergers and Concurrent PIPE Financing took place on June 30, 2026, and combines the historical balance sheets of Galera and Obsidian as of such date. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and the year ended December 31, 2025 assume that the Mergers took place as of January 1, 2025, and combines the historical results of Galera and Obsidian for the six months ended June 30, 2026 and the year ended December 31, 2025. The unaudited pro forma condensed combined financial information was prepared pursuant to the rules and regulations of Rule 8-05 and Article 11 of SEC Regulation S-X.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Galera and Obsidian, and their respective management’s discussion and analysis of financial condition and results of operations, included elsewhere in this Current Report on Form 8-K.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed including but not limited to changes in Galera’s assets and liabilities, additional direct and incremental offering costs. Adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting expected to be completed after the closing may occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in the future periods or the result that actually would have been realized had Galera and Obsidian been a combined organization during the specified period. The actual results reported in periods following the mergers may differ significantly from those reflected in the unaudited condensed combined pro forma financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2026

(in thousands, except per share data)

See accompanying notes to the unaudited pro forma condensed combined financial statements.

	Obsidian Therapeutics, Inc.	Galera Therapeutics, Inc.	Transaction Adjustments	Notes	Pro Forma Combined
	(historical)
ASSETS
Current assets:
Cash and cash equivalents	$17,983	$3,458	$331,372	A	$338,632
			(1,668)	B
			(12,513)	C
Marketable securities	16,462	—	—		16,462
Prepaid expenses and other current assets	11,914	465	(6,827)	D	5,552
Total current assets	46,359	3,923	310,364		360,646
Property and equipment, net	1,201	—	—		1,201
Right-of-use assets	2,878	—	—		2,878
Restricted cash and other assets	1,004	101	0		1105
Total assets	$51,442	$4,024	$310,364		$365,830
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$365	$2,149	$(1,834)	E	$680
Accrued expenses and other current liabilities	17,853	1,027	(7,654)	F	11,226
Operating lease liabilities, current portion	1,974	—	—		1,974
Financing lease liabilities	4	—	—		4
Total current liabilities	20,196	3,176	(9,488)		13,884
Operating lease liabilities, net of current portion	928	—	—		928
Other non-current liabilities	1	—	(1)	G	—
Total liabilities	21,125	3,176	(9,489)		14,812

Redeemable convertible preferred stock	330,028	—	(330,028)	H	—
Stockholders’ equity (deficit):
Common stock	2	1	(1)	I	62
			29	H
			1	J
			1	K
			29	A
Additional paid-in capital	41,722	314,013	(313,165)	I
			329,999	H
			1	G
			(1)	J
			21,113	K
			331,343	A
			(6,827)	D	718,198
Accumulated other comprehensive income	(3)	—	—		(3)
Accumulated deficit	(341,432)	(313,166)	313,166	I	(367,239)
			(1,668)	B
			(3,025)	C
			(21,114)	K
Total stockholders’ equity (deficit)	(299,711)	848	649,881		351,018
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$51,442	$4,024	$310,364		$365,830

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

For the Six Months ended June 30, 2026

(in thousands, except per share data)

	Obsidian Therapeutics, Inc.	Galera Therapeutics, Inc.	Transaction Adjustments	Notes	Pro Forma Combined
Operating expenses:
Research and development	$37,281	$40	$—		$37,321
General and administrative	9,139	5,900	—	AA	15,039
Total operating expenses	46,420	5,940	—		52,360
Loss from operations	(46,420)	(5,940)	—		(52,360)
Interest and other income	923	88	—		1,011
Net loss	$(45,497)	$(5,852)	$—		$(51,349)
Net loss attributable to common stockholders, basic and diluted	$(45,497)	(3,910)	$(1,942)	BB	$(51,349)

Net loss per share of common, basic and diluted	$(2.30)	$(5.03)			$(0.84)
Weighted-average shares of common stock outstanding, basic and diluted	19,751,933	727,681	40,956,303	CC	61,435,917

Net loss attributable to Series B redeemable convertible preferred stockholders, basic and diluted		$(1,942)	$1,942	DD	$—
Net loss per share of Series B redeemable convertible preferred stock, basic and diluted		$(16.30)	$16.30	DD	$—
Weighted-average shares of Series B redeemable convertible preferred stock outstanding, basic and diluted		119,122	(119,122)	DD	—

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2025

(in thousands, except share and per share data)

	Obsidian Therapeutics, Inc.	Galera Therapeutics, Inc.	Transaction Adjustments	Notes	Pro Forma Combined
Operating expenses:
Research and development	$86,113	$349	$—		$86,462
General and administrative	19,554	5,693	(69)	AA	25,178
Gain on sale of dismutase mimetics assets	—	(3,500)			(3,500)
Total operating expenses	105,667	2,542	(69)		108,140
Loss from operations	(105,667)	(2,542)	69		(108,140)
Other income (expense):
Interest and other income	5,060	248	—		5,308
Gain on extinguishment of debt	—	151,049	—		151,049
Change in fair value of warrant liability	—	294	—		294
Total other expense	5,060	151,591	—		156,651
Net loss	$(100,607)	$149,049	$69		$48,511
Net income (loss) attributable to common stockholders, basic and diluted	$(100,607)	$63,524	$76,948	BB	$39,865

Net income (loss) per share of common, basic and diluted	$(7.22)	$128.98			$0.65
Weighted-average shares of common stock outstanding, basic and diluted	13,935,769	492,517	47,180,062	CC	61,608,348

Net income attributable to Series B redeemable convertible preferred stockholders, basic and diluted		$76,948	$(76,948)	DD	$—
Net income per share of Series B redeemable convertible preferred stock, basic and diluted		$644.89	$(644.89)	DD	$—
Weighted-average shares of Series B redeemable convertible preferred stock outstanding, basic and diluted		119,318	(119,318)	DD	—

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Description of the Transactions

On April 14, 2026, Galera, Obsidian, Merger Sub 1, Merger Sub 2, and Parent entered into the merger agreement, pursuant to which (i) Merger Sub 1 will merge with and into Obsidian and Obsidian will become a wholly-owned subsidiary of Parent and (ii) Merger Sub 2 will merge with and into Galera and Galera will become a wholly-owned subsidiary of Parent, with Parent acting as the parent company for the combined businesses of Obsidian and Galera. Obsidian and Galera have historical operating businesses, and Parent was incorporated to be the parent company, following the closing.

While Parent is the legal acquirer, Obsidian is deemed to be the accounting acquirer of Galera. The acquisition of Galera is accounted for as an asset acquisition as Galera does not meet the definition of business as defined within Accounting Standard Codification Topic 805, Business Combinations (“ASC 805”) as Galera only has inputs and no substantive processes or outputs at the time of acquisition. The Galera assets acquired are measured based on the estimated fair value of the consideration paid, inclusive of direct transactions costs. The Galera IPR&D acquired was determined to have no alternative future use to the continuing company and was immediately expensed.

Galera Reverse Stock Split

On July 12, 2026, Galera effected a one-for-two hundred (1:200) reverse stock split (“Galera Reverse Stock Split”) of Galera’s common stock and have been retroactively applied to the unaudited pro forma condensed combined financial statements for all periods presented.

Concurrent Financing

Concurrent with the execution and delivery of the merger agreement, Galera and certain investors executed the Securities Purchase Agreement, pursuant to which such investors agreed to purchase shares of Galera Series C preferred stock immediately prior to the closing, for aggregate gross cash proceeds of $350.0 million (less any proceeds received by Obsidian in connection with a Permitted Obsidian Bridge Financing) before commissions and estimated expenses. The concurrent financing was completed on July 31, 2026.

Employment Arrangements

The employment agreements for Galera employees included entitlement to change in control payments for certain executives and severance for certain non-executives, that were treated as pre-merger compensation expense of Galera and reflected as a reduction in cash of Galera. To the extent such severance costs and any other termination costs were not settled in cash by Galera prior to closing, they were assumed by the combined company at closing and adjusted through Galera’s valuation.

CVRs

Immediately prior to completing the Mergers, Parent and Obsidian entered into the CVR agreement with the Rights Agent, pursuant to which Galera stockholders of record as of the close of business on the last business day prior to the Galera merger effective time (but, for clarity, after the conversion of all Galera Series B preferred stock into Galera common stock and before the issuance of any Galera Series C preferred stock) received CVRs representing the right to receive contingent cash payments upon the occurrence of certain events. There are two types of CVRs: (i) one CVR with respect to the Legacy Product Agreement and (ii) one CVR with respect to the Supportive-Care Product Agreement, for each such share of Galera common stock. The CVRs with respect to the Legacy Product Agreement relate to tilarginine, Galera’s legacy product candidate, and entitle holders to receive a pro rata portion of 80% of the net proceeds received by Parent or its affiliates under any Legacy Product Agreement during the applicable CVR period, with such period expiring on the fifth anniversary of the closing. The CVRs with respect to the Supportive-Care Product Agreement relate to GC4419, GC4711 and related compounds, and entitle holders to receive a pro rata portion of 95% of the CVR Proceeds received by Parent or its affiliates under the Supportive-Care Agreement during the applicable CVR period, with such period expiring on the tenth anniversary of the closing. In each case, each holder will be entitled to receive its pro rata portion of the applicable percentage of CVR Proceeds, calculated by multiplying such percentage by a fraction equal to the total number of CVRs of the applicable type held by such holder divided by the total number of CVRs of the applicable type held by all holders, less applicable tax withholding.

Obsidian concluded that the CVRs represent contingent consideration in connection with an asset acquisition. Due to the contingent nature and uncertainties associated with future payments to holders of the CVRs, Obsidian will account for CVRs when such future payments become probable and are payable to the CVR holders. The unaudited pro forma condensed combined financial statements assume CVR payments are not probable and not payable upon completion of the mergers to which no pro forma adjustments have been presented.

Gain on Extinguishment

In October 2025 Galera entered into an asset purchase agreement with Biossil pursuant to which Galera sold its dismutase mimetics assets and assigned its royalty purchase agreement with Blackstone Life Sciences (“Blackstone”) to Biossil. In connection with this transaction, Biossil assumed all rights and obligations under the royalty purchase agreement, and Blackstone executed a notice of assignment releasing Galera from further obligations. As a result, Galera extinguished the royalty purchase liability of approximately $151.0 million and recorded a gain on extinguishment of debt during the year ended December 31, 2025. The unaudited pro forma condensed combined financial statements do not include any adjustments to reflect this non-recurring gain which is not anticipated to provide a benefit to the continuing company.

Note 2—Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X depicts the proposed Galera Reverse Stock Split and accounting for the mergers and concurrent financing. The unaudited pro forma condensed combined balance sheet as of June 30, 2026 assumes that the Galera Reverse Stock Split, mergers and concurrent financing had been approved or consummated on June 30, 2026. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 and the year ended December 31, 2025 assumes that the Galera Reverse Stock Split, the mergers and concurrent financing took place as of January 1, 2025, and combines the historical results of Galera and Obsidian for the six months ended June 30, 2026 and the year ended December 31, 2025, respectively.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The pro forma adjustments are subject to further revision as additional information becomes available and additional analyses are performed, including but not limited to changes in Galera’s assets and liabilities, additional financing, additional direct and incremental offering costs and the Galera Reverse Stock Split. Adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. There will be differences between the pro forma adjustments and the final accounting expected to be completed after the closing, and such differences could be material.

The acquisition of Galera was accounted for as an asset acquisition as Galera did not meet the definition of business as Obsidian only acquired inputs from Galera and no substantive processes or outputs at the time of acquisition. The Galera assets acquired were measured based on the estimated fair value of the consideration to be paid, inclusive of direct transactions costs. The Galera IPR&D is had no alternative future use to the continuing company and was immediately expensed upon completion of the mergers.

Obsidian is considered to be the accounting acquirer in the mergers primarily based on the following considerations:

•
Obsidian stockholders own a majority of the voting rights of the combined company.
•
Obsidian designates all initial members of the board of directors of the combined company.
•
Obsidian’s executive management team became the executive management team of the combined company.
•
Following the closing, Parent was renamed Obsidian Therapeutics, Inc. and its headquarters are Obsidian’s current headquarters, in Cambridge, Massachusetts.

As the transaction is an asset acquisition, Obsidian’s assets and liabilities were carried into the books of Parent at their pre-combination carrying amounts. Obsidian’s historical equity carrying values became the equity of the combined company, with the number of shares outstanding and the common stock aggregate par value. For periods prior to the closing, the historical financial statements of Obsidian became the historical financial statements of the combined company.

The assets and liabilities of Galera were adjusted upon completion of the mergers to their fair values, which approximate their carrying values. No goodwill was recognized.

Note 3—Estimated Consideration and Preliminary Purchase Price Allocation

The preliminary fair value of the consideration totaled approximately $22.0 million, inclusive of the estimated Obsidian transaction costs to be incurred after June 30, 2026 in connection with the asset acquisition, and is summarized as follows (in thousands):

Parent common stock issued to Galera stockholders	14,760
Galera warrants allocated to consideration paid	3
Obsidian transaction costs	7,199
Total consideration	21,962

For pro forma purposes, the preliminary fair value of the consideration transferred was calculated based on the estimated stock price of Parent common stock of $18.99 per share as of August 3, 2026. The value of the consideration transferred will change based on fluctuations in the share price of Parent common stock, the number of common shares of Galera’s outstanding on the closing date of the mergers and the number of Galera’s warrants and share-based payment arrangements outstanding and related vesting terms on the closing date of the mergers.

Allocation of the preliminary consideration transferred to the net assets acquired and based upon the net assets of Galera as of June 30, 2026, was as follows (in thousands):

Assets acquired:
Cash and cash equivalents	$3,458
Prepaid expenses and other assets	566
Total assets acquired	$4,024
Liabilities assumed:
Accounts payable	$2,149
Accrued expenses	1,027
Total liabilities assumed	3,176
Net assets acquired	$848
In process research and development	$21,114
Total consideration paid	$21,962

The above allocation of the purchase price is based upon certain preliminary valuations and other analyses that have not been completed as of the date of this filing. Any changes in the estimated fair values of the net assets recorded for this asset acquisition upon the finalization of more detailed analyses of the facts and circumstances that existed at the date of the mergers will change the allocation of the purchase price. As such, the purchase price allocations for the acquisition are preliminary estimates, which are subject to change. In addition, it was determined that the estimated fair value of any acquired rights from Galera to future regulatory or sales milestones payments were immaterial at the time of acquisition due to the significant uncertainty in achieving the regulatory milestones and the subsequent commercial success required to achieve the commercial milestones.

Note 4—Pro Forma Adjustments

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the mergers based on preliminary estimates that could change materially as additional information is obtained. Adjustments to the historical consolidated financial statements of Galera to conform to the accounting policies of Obsidian are not expected to be significant.

Pro Forma Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2026, were as follows:

(A)	To reflect the net proceeds from concurrent financing less transaction costs paid at the time of closing

(B)	To reflect Galera severance payments at the time of closing

(C)	To reflect the payment of transaction costs for Obsidian and Galera of $8.3 million and $4.2 million, respectively, at the time of closing

(D)	To reflect the reclassification of Obsidian deferred costs to additional paid-in capital at the time of closing

(E)	To reflect the payment of transaction costs within accounts payable at June 30, 2026 for Galera of $1.8 million at the time of closing

(F)	To reflect the payment of transaction costs within accrued expenses at June 30, 2026 for Obsidian and Galera of $6.8 million and $0.8 million, respectively, at the time of closing

(G)	To reflect the reclassification of Obsidian’s liability classified warrants to equity classified warrants for Parent common stock at the time of closing

(H)	To reflect the conversion of Obsidian’s preferred stock into shares of Parent common stock at the time of closing

(I)

To reflect (i) the elimination of Galera’s historical equity balances at June 30, 2026 and (ii) an increase to additional paid-in capital of $0.8 million to reflect the net assets acquired from Galera at the time of closing

(J)	To reflect the adjustment of Obsidian’s par value to Parent’s stated par value at time of closing

(K)

To reflect the equity issued by Parent to Galera stockholders in connection with the mergers, inclusive of the immediate expense recognition of the acquired Galera IPR&D asset has no alternative future use at the time of closing

Pro Forma Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement for the six months ended June 30, 2026 and the year ended December 31, 2025, were as follows:

(AA)	To reflect the elimination of the non-recurring Obsidian transaction costs incurred during the year ended December 31, 2025 in connection with the mergers at the time of Closing

(BB)	To eliminate the allocation of net income attributable to Galera Series B redeemable convertible preferred stock upon conversion into common stock at the time of Closing

(CC)

The pro forma basic and diluted net loss per common share have been adjusted to reflect the pro forma net loss for the six months ended June 30, 2026 and the year ended December 31, 2025. In addition, the number of shares used to calculate the pro forma basic and diluted net loss per common share has been adjusted to reflect the estimated total number of shares of Parent common stock that would be outstanding as of the date of the closing, as if they have been outstanding for the entirety of the period presented. For the six months ended June 30, 2026 and the year ended December 31, 2025, the pro forma weighted average common shares outstanding and pro forma net loss per common share, basic and diluted, were based on the following adjustments:

	Six Months Ended June 30, 2026	Year Ended December 31, 2025
Elimination of Galera historical weighted average shares outstanding	(727,681)	(492,517)
Adjustment to Obsidian weighted average shares outstanding for Obsidian exchange ratio	(17,020,241)	(12,008,451)
Common stock issued to Galera securityholders	777,236	777,236
Conversion of Obsidian preferred stock into Parent common stock	28,762,944	29,739,749
Common stock issued in connection with concurrent financing	29,164,045	29,164,045
Pro forma adjustment	40,956,303	47,180,062

(DD)

To eliminate the historical net loss per share attributable to the Galera Series B redeemable convertible preferred stockholders upon conversion of all outstanding Galera Series B redeemable convertible preferred stock at the time of the closing.